UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TECH DATA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Securities Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Securities Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Securities Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 21, 2011

To our Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend the Tech Data Corporation Annual Meeting of Shareholders to be held on June 1, 2011, at 3:00 p.m. Eastern Daylight Time at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, Florida.

The Notice of the Annual Meeting and proxy materials accompanying this letter describe the specific business to be acted upon.

In addition to the proposals presented to shareholders, we will report on the progress of the Company and provide you an opportunity to address questions to members of the Company’s management. If you are unable to attend the meeting, you may listen to the meeting by webcast that will be available on the Investor Relations area of the Company’s website at www.techdata.com/investor. An archive replay will also be available for a period of 30 days following the meeting.

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. On or about April 21, 2011, we mailed to our shareholders a notice containing instructions on how to access our 2011 Proxy Statement and Annual Report and how to vote online.

Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote over the Internet, by telephone, or by mail and in doing so, you will ensure your representation at the Annual Meeting, regardless of your attendance in person.

Thank you for your continued support of Tech Data Corporation.

Sincerely,

Robert M. Dutkowsky
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	June 1, 2011
Time:	3:00 p.m. Eastern Daylight Time
Place:	Tech Data Corporation
Raymund Center
5350 Tech Data Drive
Clearwater, Florida 33760

To the Shareholders of Tech Data Corporation:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) will be held on June 1, 2011, at 3:00 p.m. Eastern Daylight Time, at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, FL 33760, for the following purposes:

1.	To elect four directors, the names of whom are set forth in the accompanying Proxy Statement, to serve until their terms expire.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2012.

3.	To conduct an advisory vote on named executive officer compensation for the fiscal year ended January 31, 2011.

4.	To conduct an advisory vote on the frequency of holding future advisory shareholder votes on named executive officer compensation.

5.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 23, 2011 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

David R. Vetter
Senior Vice President, General Counsel and Secretary

IMPORTANT

Whether you expect to attend the meeting or not, we urge you to vote your shares either over the Internet, by telephone, or by mail. If you are voting by mail, please request a proxy, sign, date, and return the proxy in the prepaid envelope that will be enclosed within the timelines stated herein. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. See the enclosed proxy for further information.

April 21, 2011

TECH DATA CORPORATION

2011 Proxy Statement

TECH DATA CORPORATION

5350 Tech Data Drive

Clearwater, Florida 33760

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Tech Data Corporation (the “Company”) for the Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 1, 2011, at 3:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on matters brought before the Annual Meeting. Your vote at the Annual Meeting is important to us. The GENERAL INFORMATION section below provides details on how to vote your shares.

GENERAL INFORMATION

Who can vote?

You can vote your shares if our records show that you owned the shares on March 23, 2011. Each outstanding share of common stock is entitled to one vote. There were 46,567,382 outstanding shares of common stock entitled to vote as of March 23, 2011.

Notice of Electronic Availability of Proxy Statement and Annual Report

Pursuant to the e-proxy rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. On or about April 21, 2011, we mailed to our shareholders a notice (the “E-Proxy Notice”) containing instructions on how to access our 2011 Proxy Statement and Annual Report and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting proxy materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request.

Important Notice Regarding Availability of Proxy Materials: The Proxy Materials are available at www.proxyvote.com. Enter the 12-digit control number located on the E-Proxy Notice.

How do I vote?

If you are a shareholder of record or are holding a proxy for a shareholder of record, you may vote in person at the Annual Meeting. At your request, we will give you a ballot.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy on the Internet by following the instructions provided in the E-Proxy Notice, or if you receive paper copies of the proxy materials by mail, you can vote on the Internet, by telephone, or by mail by following the instructions on the proxy card enclosed in your paper copy of the Proxy Statement. You may vote by proxy even if you plan to attend the Annual Meeting. Please note that listening to the Annual Meeting via the webcast does not constitute attendance and you will not be permitted to cast your vote through the webcast.

You can utilize these methods to vote:

On the Internet.    You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy Notice or by following the instructions on the proxy card. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on May 31, 2011.

By telephone.    You may vote by telephone at 1-800-690-6903. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on May 31, 2011.

By mail.    If you received a paper copy of the proxy materials, you may vote by signing and dating each proxy card you received and returning it to us in the prepaid envelope provided or return it to Tech Data Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A mailed proxy card must be received on or before May 31, 2011.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone, by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. Only your latest Internet, telephone, or written proxy submitted prior to the meeting will be counted. You may revoke your proxy at any time before the meeting by (1) notifying the Company’s Secretary in writing or (2) delivering a later-dated proxy on the Internet, by telephone, or in writing. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to David R. Vetter, Secretary, Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee how to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting on the Internet, by telephone, and by mail.

How will my broker vote if I do not provide instructions?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the proposal to elect four directors and the advisory votes on named executive officer compensation and the frequency of the advisory vote on named executive officer compensation, if you do not provide the broker with instructions on how to vote, then the broker does not have discretion to vote. For the proposal to ratify the selection of the independent registered public accounting firm, the broker may vote your shares in its discretion.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote on the Internet, by telephone, or by proxy even if you plan to attend the meeting.

How do I vote my shares in the Tech Data Corporation 401(k) Savings Plan?

You may instruct the plan trustee, Fidelity Management Trust Company (the “401(k) Plan Trustee”), on how to vote your shares in the Tech Data Corporation 401(k) Savings Plan (the “401(k) Savings Plan”) on the Internet, by telephone, or by mail, by following the voting instruction form that the 401(k) Savings Plan Trustee provides you either via mail or electronically. Votes submitted to the 401(k) Savings Plan Trustee must be received by 11:59 p.m. Eastern Daylight Time on May 28, 2011.

What happens if I do not vote my Tech Data Corporation 401(k) Savings Plan shares?

Your shares will not be voted. The 401(k) Savings Plan Trustee will not vote shares held in the 401(k) Savings Plan unless voting instructions are received.

What will be voted on at the meeting?

The business to be voted on at this year’s Annual Meeting is:

1.	To elect four directors, the names of whom are set forth below, to serve until their terms expire.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2012.

3.	To conduct an advisory vote on named executive officer compensation for the fiscal year ended January 31, 2011.

4.	To conduct an advisory vote on the frequency of holding future advisory shareholder votes on named executive officer compensation.

5.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

How many votes are required for the approval of each item?

For determining a quorum—A quorum must be present for the transaction of business. A quorum is present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy. Even if you or your broker do not vote your shares on a proposal, such non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present.

To elect directors—In an uncontested election, an affirmative vote of a majority of the votes cast is required to elect a director; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees in accordance with the recommendation of the Board. If you indicate “ABSTAIN” for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee and will therefore have no effect on the outcome. Broker non-votes will not count as votes cast and will also have no effect on the outcome.

To ratify the selection of the independent registered public accounting firm—An affirmative vote of a majority of the votes cast is required to ratify the selection of the independent registered public accounting firm. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the ratification of the selection of the independent registered public accounting firm in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

To conduct an advisory vote on named executive officer compensation for the fiscal year ended January 31, 2011—An affirmative vote of a majority of the votes cast is required to indicate approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2011. Shares represented by proxy will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the approval of such compensation in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

To conduct an advisory vote on the frequency of holding future advisory shareholder votes on named executive officer compensation—You may vote for one of four options with respect to this proposal: “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.” The option receiving a plurality of votes cast shall be considered the one approved by the shareholders on an advisory basis. Shares represented by proxy will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted for the “1 YEAR” option in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

What if other matters come up at the meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. Any other matters properly presented will be voted on by the shareholders in attendance at the meeting or proxy holders in their discretion. Please see the SUBMISSION OF SHAREHOLDER PROPOSALS section for the requirements related to the submission of shareholder proposals.

BENEFICIAL OWNERSHIP

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from the record date. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. In general, “beneficial ownership” also includes those shares a director, director nominee, or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days from the record date.

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 23, 2011, by: (i) the Company’s directors and director nominees; (ii) the Company’s named executive officers (“NEOs”); (iii) such directors and all executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the shares of the Company’s common stock.

BENEFICIAL OWNERSHIP TABLE

	Beneficial Ownership
Name(1)	Shares(2)		Equity grants exercisable or vesting within 60 days	Percent
Charles E. Adair	6,500		18,135	*
Maximilian Ardelt	1,971		4,635	*
Néstor Cano	40,712		37,735	*
Robert M. Dutkowsky	72,754		313,619	*
Harry J. Harczak, Jr.	3,614		4,635	*
Jeffery P. Howells	31,118		167,818	*
Kathleen Misunas	4,752		20,635	*
Thomas I. Morgan	8,193		8,635	*
Steven A. Raymund	1,458,123	(3)	420,000	3.9%
Joseph B. Trepani	11,215		82,347	*
Savio W. Tung	0		0	*
David M. Upton	5,172		20,635	*
Murray Wright	1,569		2,116	*
All executive officers and directors as a group (16 persons)	1,671,523		1,231,022	6.1%

Five Percent Shareholders
BlackRock Inc. 40 East 52nd Street New York, NY 10022	2,641,086	(4)	0	5.5%
Janus Capital Management 151 Detroit Street Denver, CO 80206	6,776,464	(5)	0	14.2%
Piper Jaffray Companies 800 Nicollet Mall, Suite 800 Minneapolis, MN 55402	2,717,606	(6)	0	5.7%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,372,363	(7)	0	5.0%

*	Beneficial ownership represents less than 1% of the Company’s outstanding shares of common stock.
(1)	The address for these beneficial owners is 5350 Tech Data Drive, Clearwater, Florida 33760.
(2)

Includes shares held by the individual in a 401(k) Savings Plan, with the number of such shares for each beneficial owner being as follows: Mr. Cano (482); Mr. Raymund (758); Mr. Wright (15); and the executive officers and directors as a group (2,637). Includes shares held by Mr. Cano (2,095) and the executive officers and directors as a group (2,352) in the Employee Stock Purchase Plan.

(3)

Includes 56,023 direct shares; 959,383 shares owned by a family trust which is controlled by Mr. Raymund; 391,373 shares owned by a Grantor Retained Annuity Trust which is directly controlled by Mr. Raymund; 35,000 shares in a foundation controlled by Mr. Raymund; 3,000 shares by inter vivos trusts of which Mr. Raymund is trustee; and 12,586 shares owned by various trusts for family members of which Mr. Raymund is a trustee.

(4)

Based on information provided in a Schedule 13G dated February 8, 2011, filed with the SEC by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 2,641,086 shares and sole dispositive power with respect to 2,641,086 shares.

(5)

Based on information provided in a Schedule 13G dated February 14, 2011, filed with the SEC by Janus Capital Management, LLC (“Janus Capital”) and Perkins Mid Cap Value Fund (“Perkins”). Janus Capital has shared voting power with respect to 4,226,464 shares and shared dispositive power with respect to 4,226,464 shares. Perkins has shared voting power with respect to 2,550,000 shares and shared dispositive power with respect to 2,550,000 shares.

(6)

Based on information provided in a Schedule 13G dated February 11, 2011, filed with the SEC by Piper Jaffray Companies (“Piper Jaffray”). Piper Jaffray has sole voting power with respect to 2,717,606 shares and sole dispositive power with respect to 2,717,606 shares.

(7)

Based on information provided in a Schedule 13G dated February 9, 2011, filed with the SEC by The Vanguard Group, Inc. (“Vanguard”). Vanguard has sole voting power with respect to 33,357 shares and sole dispositive power with respect to 2,339,006 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended January 31, 2011, the executive officers and directors of the Company timely filed with the SEC reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on the written representation of its executive officers and directors and copies of the reports they have filed with the SEC in providing this information.

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors provides oversight to the Company’s management in their conduct of the business. The Board holds regularly scheduled meetings at least quarterly and otherwise as appropriate to consider corporate decisions requiring its attention and action. The Board has three standing committees, the principal responsibilities of which are described below. Each of the committees meets regularly and has a written charter that has been approved by each committee. The charters are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. The Board has made an affirmative determination that Charles E. Adair, Maximilian Ardelt, Harry J. Harczak, Jr., Kathleen Misunas, Thomas I. Morgan, Savio W. Tung, and David M. Upton are independent within the meaning of Rule 5605(a)(2) of the NASDAQ Stock Market (“NASDAQ”) listing requirements. The Board had also determined that John Y. Williams, who served through his retirement on June 2, 2010, was independent pursuant to the NASDAQ listing requirements. Each member of each of the Audit, Compensation and Governance, and Nominating Committees is independent within the meaning of Rule 5605(a)(2) of the NASDAQ listing requirements.

The Board has adopted Corporate Governance Principles that are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. Additionally, the Company has adopted a code of business conduct and ethics for directors, officers (including the principal executive officer, principal financial officer, and controller), and employees, known as the Code of Ethics, which is available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The Board held nine meetings during the fiscal year ended January 31, 2011. All members of the Board attended more than 75% of the total number of meetings of the Board and all committees on which he or she served. All Directors were present at the 2010 Annual Meeting of Shareholders that was held on June 2, 2010. It is the policy of the Company for the Board members to attend the Annual Meeting, when possible in person, or by telephone or videoconference.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company has separated the roles of Chief Executive Officer (“CEO”) and Chairman of the Board. Robert M. Dutkowsky is the Company’s CEO and a Board member, and Steven A. Raymund is the Chairman of the Board and the Company’s former long-standing CEO. The Board has a lead independent director designated by the Governance and Nominating Committee. That Committee is comprised entirely of the Board’s independent directors. The lead independent director for fiscal 2011 was Thomas I. Morgan, and he remains the lead independent director.

Mr. Raymund manages the relationships between the Board and the Company’s management and shareholders. Mr. Morgan chairs the meetings of the independent directors as described in the EXECUTIVE SESSIONS section below, and he is responsible for consolidating and expressing the views of the independent directors to the Board. The Board’s leadership structure allows the Board to benefit from the direct participation of its current CEO, while at the same time having overall Board leadership vested in a Chairman who is not a member of the current management team but who nonetheless has significant experience with the Company’s business and operations. The lead independent director facilitates the ability of the independent directors to provide independent and cohesive oversight and guidance.

The Board as a whole is responsible for Company risk oversight. Some of this oversight is exercised through the Board’s Audit, Compensation, and Governance and Nominating Committees, which report on their deliberations to the Board. The Board and its Committees solicit and receive reports from management on current and potential risks that are identified by either management or the Board. Areas of focus include competitive, economic, operational, financial, accounting, legal, regulatory, and compliance risks. The areas of risk overseen by the Board and its committees are summarized below. Each committee meets with key management personnel and representatives of outside advisors (for example, the Audit Committee meets with the Vice President, Internal Audit).

Board/Committee	Primary Areas of Risk Oversight
Board	Strategic, financial and execution risks and exposures, major litigation and regulatory and compliance exposures, risks and exposures associated with significant acquisitions, CEO succession planning, and other matters that may present material risks to the Company.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, ethics and compliance, and disclosure and internal controls.

Compensation Committee	Risks and exposures associated with executive and overall compensation and benefits, including equity incentive plans, leadership assessment, and management succession planning.

Governance and Nominating Committee	Risks and exposures related to corporate governance, shareholder relations and communications, Board and committee structures, Board performance, crisis management, and director succession planning.

AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities for the reliability and integrity of financial reports and other financial information, compliance with legal and regulatory requirements, and with the Company’s systems of disclosure controls and internal controls over accounting and financial reporting and the auditing process. The Audit Committee performs these functions by serving as an independent and objective party to monitor the financial reporting process and the disclosure and internal control systems. The Audit Committee has the authority and responsibility to select, oversee the performance of, and replace the independent accounting firm, and to oversee the activities and select or replace the head of the internal audit department. The Audit Committee provides an open avenue of communication between the independent accounting firm, management, internal audit, and the Board; reviews accounting and auditing issues identified by the independent accounting firm and by management in order to assess their potential impact on the Company; reviews reports from the Disclosure Committee, which is a committee of management; reviews reports and oversees investigation of concerns regarding accounting, internal control, or auditing matters; and establishes procedures to receive complaints regarding the ethics of employees and Board members. To review the complete statement of duties and responsibilities of the Audit Committee, please see the Audit Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The Audit Committee has a policy to pre-approve all services to be provided by the Company’s independent accounting firm and will not approve prohibited non-audit services. See further discussion of the Company’s policy under Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Accounting Firm in PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTING FIRM.

The members of the Audit Committee are Charles E. Adair (Chair), Maximilian Ardelt, Harry J. Harczak, Jr., and Savio W. Tung. Mr. Williams served on the Audit Committee until his retirement on June 2, 2010. The Board has determined that Charles E. Adair and Harry J. Harczak, Jr. are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Committee are independent as defined by Rule 5605(a)(2) of the listing requirements of NASDAQ. The Audit Committee met formally eight times during the fiscal year ended January 31, 2011.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing the strategy for compensation, equity incentives, and benefits of the executive officers of the Company. The Committee recommends to the Board the annual compensation, equity grants, and benefits of the Chairman of the Board and of the CEO. The Committee approves the executives’ compensation programs and plans, including the methodologies for setting salaries and cash incentives, as well as equity-based incentive plans and other benefits, and determines the salary and other compensation of all executive officers of the Company other than the CEO. The Compensation Committee also administers the 2009 Equity Incentive Plan of Tech Data Corporation (the “2009 Equity Plan”) and its predecessor plan, the Amended and Restated 2000 Equity Incentive Plan of Tech Data Corporation (the “2000 Equity Plan”) (collectively the “Equity Plans”), and the Executive Incentive Bonus Plan (the “Incentive Bonus Plan”). Succession plans for executives other than the CEO are reviewed by this Committee. The Compensation Committee reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) prepared for inclusion in the Company’s Annual Report on Form 10-K and Proxy Statement and, based on such review, determines whether to recommend that the CD&A be included in the Annual Report on Form 10-K and the Proxy Statement. The Compensation Committee also prepares the Compensation Committee Report furnished with the Company’s Proxy Statement each year. The Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers of the Company in making recommendations to the Committee regarding executive compensation and the role of compensation consultants in assisting the Committee in its functions, are described below in the COMPENSATION DISCUSSION AND ANALYSIS section. To review the complete statement of duties and responsibilities of this Committee, see the Compensation Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the Compensation Committee are Kathleen Misunas (Chair), Thomas I. Morgan, and David M. Upton. All members are independent as defined by Rule 5605(a)(2) of the listing requirements of NASDAQ, “Non-Employee Directors” within the meaning of the Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee met formally five times during the fiscal year ended January 31, 2011.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, none of the members of the Compensation Committee was, and none currently is, an employee or officer of the Company or had any relationship requiring disclosure under Items 404 or 407 of Regulation S-K under the Exchange Act. In addition, during the last completed fiscal year, none of the Company’s executive officers have served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board or Compensation Committee.

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee assists the Board in ensuring that the Board is appropriately organized and qualified to meet its fiduciary duties to the Company and its shareholders. The Committee develops and recommends the Company’s Corporate Governance Principles to the Board, and assists in determining if Board and committee members are qualified to serve in their assigned capacities. This Committee establishes policies for the identification, evaluation, and selection of director nominees, the evaluation of the

Board’s performance, the structure and operations of the committees, shareholder communication with the Board, and Board member attendance at the Annual Meeting. The Committee reviews the continuing education program for Board members and generally oversees governance issues. To review the complete statement of duties and responsibilities of this Committee, see the Governance and Nominating Committee Charter available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the Governance and Nominating Committee are Thomas I. Morgan (Chair), Charles E. Adair, Maximilian Ardelt, Harry J. Harczak, Jr., Kathleen Misunas, Savio W. Tung and David M. Upton. Mr. Williams was also a member of the Committee through his retirement on June 2, 2010. All Governance and Nominating Committee members are independent as defined by Rule 5605(a)(2) of the listing requirements of NASDAQ. The Governance and Nominating Committee met formally five times during the fiscal year ended January 31, 2011.

EXECUTIVE SESSIONS

The Board holds an executive session at each quarterly board meeting and may hold such sessions during special meetings. This executive session is attended only by the independent directors and such other attendees as they may request. The executive session of the Board is led by a designated lead independent director, currently Thomas I. Morgan. Topics covered have included meeting agendas, structure of board committees, strategic opportunities, risk management areas, capital use and financial management, compensation of the CEO, the role and compensation of the Chairman of the Board, information requests to management and management structure and performance.

RELATED PERSON TRANSACTIONS

The Company and Audit Committee of the Board review all potential related person transactions. The Audit Committee is mandated by its charter to review and determine whether to approve related person transactions and has adopted a policy for such review. The Company and Audit Committee look to the rules of NASDAQ and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Potential transactions or circumstances that may qualify as a related person transaction are reported to the Disclosure Committee of the Company and reviewed by the Audit Committee. The Audit Committee may approve, disapprove, or ratify a transaction and may issue conditions to ensure the transaction is conducted in a fair manner, consistent with the best interests of the Company.

Detailed questions are posed annually to the executive officers of the Company and to all members of the Board that require disclosure of any relationship or transaction that may be a related person transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed for the determination made by the Board annually that certain members of the Board are independent.

During the last completed fiscal year, the Company had no related person transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act. We note that Robert M. Dutkowsky, Jeffery P. Howells and Steven A. Raymund are members of the Board and employees of the Company. Mr. Dutkowsky’s and Mr. Howells’ compensation is disclosed in the SUMMARY COMPENSATION TABLE. Mr. Raymund’s position with the Company is as a part-time, non-executive employee. He receives a salary and equity awards as a part-time employee but does not receive a cash incentive. Mr. Raymund’s compensation and benefit amounts that he received as a part-time employee of the Company are reported in the FISCAL 2011 BOARD OF DIRECTORS’ COMPENSATION table.

DIRECTOR ELECTIONS AND COMPENSATION

CANDIDATES FOR THE BOARD AND SHAREHOLDER RECOMMENDATIONS

The Governance and Nominating Committee will consider director candidates recommended by our shareholders, other board members, and executives. The recommendation and evaluation process for candidates recommended by shareholders does not differ from the process followed for other candidates. Shareholders wishing to recommend a candidate should do so by submitting the recommendation in writing to the Chair of the Governance and Nominating Committee or to the Company’s CEO at 5350 Tech Data Drive, Clearwater, Florida, 33760. Any recommendation submitted must include a resume, personal references, and background information as well as the name and contact information of the recommending shareholder. Florida law requires that all candidates must be at least 18 years of age to qualify. All qualified candidates will be considered for nomination in accordance with the provisions of the Company’s Corporate Governance Principles that are available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor and such other criteria as may be established by the Governance and Nominating Committee at the time an open position on the Board is being considered to be filled.

At a minimum, candidates for a position on the Company’s Board should have qualities including but not limited to: (i) high ethical standards, (ii) sound integrity, (iii) an inquisitive nature, (iv) a strong commitment to make decisions and take actions guarding the long-term interests of shareholders, (v) seasoned judgment, (vi) a record of outstanding skills and accomplishments in their personal careers, and (vii) the ability and desire to communicate and participate actively in board and committee sessions. The Governance and Nominating Committee may also establish additional criteria from time to time. The Company’s Corporate Governance Principles includes the Board’s commitment to seek in its members a broad range of diverse backgrounds, experiences and skills including: business analysis; international; gender, racial, ethnic and cultural diversity; strategic planning; marketing; management of financial reporting and internal controls; corporate financings; acquisitions and divestitures; information technology; global business trend assessment; and other backgrounds, experiences and skills relevant to Tech Data’s business. The Committee implements its consideration of such diversity as part of a variety of weighted factors in evaluating Board nominees and assesses the effectiveness of its nomination process based on the potential nominees that result in light of existing Board membership and identified needs.

Nominees for open director positions are described below in PROPOSAL NO. 1-ELECTION OF DIRECTORS, and directors continuing in office are described after the proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended and Restated Articles of Incorporation, the Board is divided into three classes, each with a three-year term, with the terms expiring in alternate years. Four directors are to be elected at this Annual Meeting to hold office in the class which term expires at the 2014 Annual Meeting. All directors are to hold office until their successors have been elected and qualified or as otherwise provided in our Bylaws. In the event any nominee is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

Nominees for Director—To Serve Until the 2014 Annual Meeting:

Nominee	Age*	Principal Occupation and Other Information
Robert M. Dutkowsky	56

Robert M. Dutkowsky was appointed to the Board of Directors in October 2006. He joined Tech Data at that time as CEO. His career began with IBM where, during his 20-year tenure, he served in several senior management positions including Vice President, Distribution - IBM Asia/Pacific. Prior to joining Tech Data, Mr. Dutkowsky served as President, CEO, and Chairman of the Board of Egenera, Inc. (a software and virtualization technology company), from 2004 until 2006, and served as President, CEO, and Chairman of the Board of J.D. Edwards & Co., Inc. (a software company) from 2002 until 2004. He was President, CEO, and Chairman of the Board of GenRad, Inc. from 2000 until 2002. Starting in 1997, Mr. Dutkowsky was Executive Vice President, Markets and Channels, at EMC Corporation before being promoted to President, Data General, in 1999. Mr. Dutkowsky has also served on the Board of Directors of Sepaton, Inc., since 2004. Mr. Dutkowsky holds a B.S. degree in Industrial and Labor Relations from Cornell University.

Mr. Dutkowsky is well qualified to serve as a member of the Company’s Board. The experiences and skills he developed as a senior executive at one of the leading technology companies in the world, and as the president and CEO of other technology and software businesses allow him to provide value related to finance, management, operations, and risk. In addition, as CEO, Mr. Dutkowsky’s direct participation in the Board is essential to the effective implementation of corporate strategy and the Board’s directions.

Jeffery P. Howells	54

Jeffery P. Howells has served as a Director since 1998. Mr. Howells has been the Chief Financial Officer of the Company since 1992, joining the Company in 1991 as Vice President of Finance. In 1993, he became Senior Vice President and Chief Financial Officer and in 1997 was promoted to Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Howells was employed by Price Waterhouse for 11 years. Mr. Howells is a Certified Public Accountant and holds a B.B.A. degree in Accounting from Stetson University.

Mr. Howells is well qualified to serve as a member of the Company’s Board. His experience as an accountant at a national accounting firm for over a decade, and his almost 20 years of service to the Company in senior executive roles, including that of CFO for the last 19 years, allow him to provide the Board direct insight on finance, management, operations, and risk and to implement effectively corporate strategy and the Board’s directions.

Nominee	Age*	Principal Occupation and Other Information
Savio W. Tung(2)(3)	60

Savio W. Tung has served as a director since 2010. Mr. Tung is one of the founding partners of Investcorp (a global investment firm), where he was a Managing Director and Head of the Technology Investment Group from 1984 through 2009. He remains an advisor and Chairman of the Technology Investment Committee. Before joining Investcorp in 1984, he worked for Chase Manhattan Bank for 11 years, serving in its offices in New York, Bahrain, Abu Dhabi and London. He is currently the Chairman of the Board of Wireless Telecom Group, Inc., and is an independent non-executive director and a member of the Audit Committee, Risk Committee, and Strategy and Budget Committee of the Bank of China (Hong Kong) Limited where he has served since 2007. He is a Board Member and Treasurer of the Aaron Diamond AIDS Research Center, an affiliate of Rockefeller University and a Board Member of the Committee of 100. He is a Trustee of Columbia University. He is also on the Board of the Columbia Investment Management Company, chairs the Finance Committee of Columbia University, and is a member of the Columbia University Medical Center Committee. Mr. Tung holds a BSc in Chemical Engineering from Columbia University of New York.

Mr. Tung is well qualified to serve as a member of the Company’s Board. His extensive international business and financial experience allow Mr. Tung to provide value related to finance, international operations, and capital markets.

David M. Upton(1)(3)	51

David M. Upton has served as a Director since 1997. Since June 2009, Mr. Upton has been the American Standard Companies Professor of Operations Management at Oxford University. From 1989-2009, he was on the faculty of the Harvard Business School where he was the Albert J. Weatherhead III Professor of Business Administration. Mr. Upton holds a Master’s degree in Manufacturing Engineering from King’s College, Cambridge University and a Ph.D. in Industrial Engineering from Purdue University. He is a trustee and member of the Governing Body of Christ Church College, Oxford.

Mr. Upton is well qualified to serve as a member of the Company’s Board. He has done extensive research and work in the areas of strategic management, operations management, and information systems. Mr. Upton’s expertise provides value related to the Company’s logistics and information technology functions and programs.

*	Age as of Annual Meeting.
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY VOTED “FOR” THE NOMINATIONS ABOVE.

Directors Continuing in Office—To Serve Until the 2012 Annual Meeting:

Name	Age*	Principal Occupation and Other Information
Kathleen Misunas(1)(3)	60

Kathleen Misunas has served as a Director since 2000. Ms. Misunas is Principal of Essential Ideas (a business advisory service), a company she founded in 2001. She was Chief Executive Officer of AirTreks, Inc. in 2001 and Chief Executive Officer and President of brandwise LLC in 1999 and 2000. Ms. Misunas was employed by Reed Elsevier PLC from 1996 to 1998, serving as Chief Executive Officer of Reed Travel Group in 1997 and 1998. Prior to this, Ms. Misunas was employed by AMR Corporation for 22 years, last serving as President and Chief Executive Officer of the SABRE Group (a division of AMR Corporation) and Chief Information Officer of American Airlines, Inc. She serves on the Board of Directors of ezRez Software, Inc., a private company in San Francisco, California. Ms. Misunas also served on the Board of Directors of Canadian Tire Corporation until 2006. Ms. Misunas attended Moravian College and American University.

Ms. Misunas is well qualified to serve as a member of the Company’s Board. She has held executive management positions in distribution and product automation businesses, including in the roles of CEO, president, and chief information officer. Given the importance of the Company’s engagement with customers through various e-commerce initiatives, Ms. Misunas’s experience and expertise in this area is of significant value to the Company. Additionally, her background in scaling businesses has provided human resource expertise, as well as compensation and benefits knowledge to the Company. These skills and experiences allow her to provide value related to management, operations, and risk.

Thomas I. Morgan(1)(3)	57

Thomas I. Morgan was appointed to the Board in February 2007. Mr. Morgan has been Chairman of the Board of Directors and Chief Executive Officer of Baker & Taylor, Inc. since 2008. Mr. Morgan served as Chief Executive Officer and a member of the Board of Directors of Hughes Supply, Inc. (a leading distributor of construction, repair and maintenance products) from May 2003 until March 2006 when the company was purchased by The Home Depot, Inc. He joined Hughes Supply in 2001 as President and Chief Operating Officer. Prior to Hughes Supply, Mr. Morgan served as Chief Executive Officer of EnfoTrust Network from 2000 to 2001, Value America in 1999, and US Office Products from 1997 to 1999. Mr. Morgan began his career with Genuine Parts Company (“GPC”), where he held positions of increasing responsibility throughout the organization. He concluded his 22-year career with GPC in 1997, serving as Executive Vice President of S.P. Richards Co. (a $1.1 billion subsidiary of GPC). Mr. Morgan holds a B.S. degree in Business Administration from the University of Tennessee.

Mr. Morgan is well qualified to serve as a member of the Company’s Board. His experiences include holding CEO and other senior executive officer positions at distributors of various products, including IT products, and he is currently the CEO of a distributor of physical and digital content and value added services. His leadership roles in different distribution markets allow him to provide value related to management, operations, and risk.

Name	Age*	Principal Occupation and Other Information
Steven A. Raymund(4)	55

Steven A. Raymund has served as a Director since 1986 and as Chairman of the Board since 1991. Mr. Raymund has been employed by the Company since 1981. He served as CEO from 1986 through September 2006. Mr. Raymund is a director of Jabil, Inc., where he is Chair of the Audit Committee and has served since 1996, and of WESCO International, Inc., where he serves on the Audit and Executive Committees and has served since 2006. Mr. Raymund has also served as a director of PopCap Games, Inc. since 2010 where he serves on the Audit and Compensation Committees. He has a B.S. degree in Economics from the University of Oregon and a Master’s degree from the Georgetown University School of Foreign Service.

Mr. Raymund is well qualified to serve as a member of the Company’s Board. He was the Company’s long-standing CEO who presided over the Company’s growth from 1985 to 2006. In addition, Mr. Raymund has substantial experience, knowledge, and relationships within the IT distribution channel that allow him to provide value related to finance, management, supplier and customer relationships, operations, and risk.

*	Age as of Annual Meeting.
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.
(4)	Chairman of the Board of Directors.

Directors Continuing in Office—To Serve Until the 2013 Annual Meeting:

Charles E. Adair(2)(3)	63

Charles E. Adair has served as a Director since 1995. Mr. Adair has been a partner of Cordova Ventures and Kowaliga Capital, Inc. (venture capital fund management companies) since 1993, where he serves as manager of venture capital funds. Mr. Adair was associated with Durr-Fillauer Medical, Inc. (a pharmaceutical and medical products distribution company) where he served in various capacities including President and Chief Operating Officer from 1981 to 1992. Mr. Adair currently serves on the Board of Directors of PSS World Medical, Inc., where he has served since 2002, and on the Board of Directors and Compensation Committee of Torchmark Corporation, where he has served since 2003. Mr. Adair also served on the Board of Directors of Performance Food Group Company from 1993 to 2008. Mr. Adair is a Certified Public Accountant (inactive) and holds a B.S. degree in Accounting from the University of Alabama.

Mr. Adair is well qualified to serve as a member of the Company’s Board. He is a financial expert whose accounting background and long service in board, executive and financial roles in the pharmaceutical distribution industry position him well to understand and provide value related to finance, management, operations, and risk.

Maximilian Ardelt(2)(3)	71

Maximilian Ardelt has served as a Director since 1998. Mr. Ardelt has been the owner and Managing Director of ConDigit Consult GmbH (a strategic consulting firm) since December 2002. From 1994 to June 2000, Mr. Ardelt was a member of the Board of Management of Viag AG, Munich/Germany (a leading group of companies engaged in energy, telecommunications, logistics, and industrial activities), responsible for the telecommunications and distribution divisions as well information technology and research and development for the whole group of companies. Following a merger that formed E.ON AG, he continued as Chief Executive Officer of its subsidiary, Viag Telecom AG until December 2002. Mr. Ardelt has been a member of the supervisory boards of Ecommerce Alliance AG (former Getmobile Europe plc.) since 2001, Funkwerk AG since 2003, and Manstaedt GmbH since 2006. He has also been a member of the supervisory boards of Cewe Color AG & Co. OHG since 2001, Stulz GmbH since 2002, and Tiburon Partners AG since 2008. He is a member of the advisory councils of Earlybird Venture Capital GmbH where he has served since 2002 and Parcom Deutsche Private Equity GmbH where he has served since 2009. Mr. Ardelt has been Chairman of the Advisory Board of the Bavarian Elite Academie, where he has served since 1998 and has been on the board of the Technical University Graz/Austria since 2003. Mr. Ardelt holds a Master’s degree in Engineering from the Technical University Berlin.

Mr. Ardelt is well qualified to serve as a member of the Company’s Board. He has substantial and varied international executive experience within the European distribution channel. Mr. Ardelt served on the Board of Computer 2000 AG prior to its acquisition by the Company and has significant experience in the Company’s industry throughout Europe. This allows Mr. Ardelt to provide value particularly with respect to the Company’s significant and growing European business and operations.

Harry J. Harczak, Jr.(2)(3)	54

Harry J. Harczak, Jr. has served as a Director since 2008. Mr. Harczak has been a Managing Director of Sawdust Investment Management (a private investment firm) since 2008. Mr. Harczak was an executive at CDW Corporation (a leading direct marketer of IT hardware and software products) from 1994 until 2007, serving his last five years as Executive Vice President and as an Executive Committee member. He was also CDW’s Chief Financial Officer for seven years. Prior to CDW, Mr. Harczak served as an audit partner of Price Waterhouse where he worked for 16 years serving public and private clients in the retail, distribution, and financial services community. Currently, Mr. Harczak serves on the Board of Directors of U.S. Cellular Corporation, where he is the designated financial expert of the Audit Committee and has served since 2003. He also serves on the boards of the Goodman Theater of Chicago and DePaul University. Mr. Harczak is a Certified Public Accountant (inactive) and holds a B.S. degree from DePaul University and a Master’s degree in Business Administration from the University of Chicago.

Mr. Harczak is well qualified to serve as a member of the Company’s Board. He was an audit partner at Price Waterhouse auditing public and private companies and the Chief Financial Officer and senior executive for one of the largest IT resellers in the Americas. He has substantial executive and financial experience within the IT distribution channel, which allow him to provide value related to finance, management, operations, and risk.

*	Age as of Annual Meeting.
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.

DIRECTORS’ COMPENSATION

It is the Board’s general policy that compensation for independent directors and the Chairman of the Board should be a mix of cash and equity-based compensation. In June 2010, the compensation amounts described in this section were reviewed and recommended by the Compensation Committee and approved by the Board.

The Chairman receives an annual retainer for that position together with the same base annual retainer as the independent directors. Directors who are not employees of the Company receive a base annual retainer fee, plus reimbursement for reasonable out-of-pocket expenses. In addition to the base annual retainer fee, the chairs of each committee receive an annual chair retainer and the members of each committee receive a committee membership retainer. A meeting attendance fee of $1,500 will be paid to each non-employee director in the event a committee or the Board is required to attend significantly more meetings than the regular quarterly meetings, that last one hour or longer. This meeting attendance fee was not paid in fiscal 2011. The retainer amounts effective subsequent to the June 2010 Board meeting are set forth in the following table:

POSITION	ANNUAL RETAINER
Chairman	$175,000	(1)
Independent Board members	$75,000
Audit Committee Chair	$25,000
Other Audit Committee members	$12,500
Compensation Committee Chair	$20,000
Other Compensation Committee members	$7,500
Governance and Nominating Committee Chair	$20,000
Other Governance and Nominating Committee members	$5,000

(1)	Consists of $100,000 annual retainer as Chairman plus $75,000 base annual retainer.

With respect to equity-based compensation, non-employee directors receive grants of equity incentives generally consistent with the philosophy for granting equity incentives to executive officers; i.e., to enable the non-employee directors to acquire and increase their proprietary interest in the long-term success of the Company, thus providing them with economic incentives linked to the Company’s financial performance and providing shareholder value. Grants of stock options (other than incentive stock options), stock appreciation rights, restricted stock and other stock-based awards may be awarded under the 2009 Equity Plan based upon the recommendation of the Compensation Committee and approval of the Board. The Board may consider such factors as affordability of the grants to the Company, alignment with shareholder interests, and the retention and recruitment of effective directors.

The Company’s Corporate Governance Principles include Board-approved director stock ownership guidelines. All non-employee directors are required to accumulate shares of Company stock through direct purchases or retention of equity incentives, equal in value to three times the basic annual retainer. There is no specific time within which a non-employee director must reach the defined level of share ownership; however, until the ownership target is met, the director must retain 100% of the net shares generated, after tax, for any exercise of restricted stock or restricted stock unit equity incentive grants issued on or after March 31, 2005 and 50% of the net shares generated, after tax, for any exercise of any other equity incentive grants issued on or after March 31, 2005.

The following table summarizes compensation paid to or earned by independent directors and the Chairman during fiscal 2011:

FISCAL 2011 BOARD OF DIRECTORS’ COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Charles E. Adair	97,500	95,004		—	—	—	—		192,504
Maximilian Ardelt	85,000	95,004		—	—	—	—		180,004
Harry J. Harczak, Jr.	85,000	95,004		—	—	—	—		180,004
Kathleen Misunas	90,000	95,004		—	—	—	—		185,004
Thomas I. Morgan	95,000	95,004		—	—	—	—		190,004
Steven A. Raymund	173,750	—		—	—	—	256,327	(3)	430,077
Savio W. Tung	61,250	285,012	(4)	—	—	—	—		346,262
David M. Upton	80,000	95,004		—	—	—	—		175,004
John Y. Williams(5)	38,750	—		—	—	—	—		38,750

(1)

The amounts for the year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See the Company’s Annual Report on Form 10-K for the year ended January 31, 2011 (the “Fiscal 2011 10-K”), Item 8, Note 8- Employee Benefit Plans for Fiscal 2011, for the assumptions we used in valuing these restricted stock units (“RSUs”) in accordance with ASC Topic 718. The grant date fair value of the RSUs granted in fiscal 2011 is $40.41 per unit. These units fully vest one year from the date of grant except as noted. Upon vesting, the RSUs are settled in shares of the Company’s common stock. Outstanding RSUs, all unvested, at the end of fiscal 2011: Adair – 2,351; Ardelt – 2,351; Harczak – 3,785, of which 1,434 were awarded in fiscal 2009 and vest ratably over three years; Misunas – 2,351; Morgan – 2,351; Tung – 7,053 of which 4,702 were awarded in fiscal 2011 and vest ratably over three years; Upton – 2,351.

(2)

No option awards were granted in fiscal 2011. Outstanding awards at the end of fiscal 2011, all of which are vested and exercisable except as noted: Adair – 18,135 stock options or maximum value stock-settled stock appreciation rights (“MVSSARs”); Ardelt – 4,635 MVSSARs; Harczak – 4,635 MVSSARs; Misunas – 20,635 stock options or MVSSARs; Morgan – 9,635 MVSSARs, of which 2,000 are unvested; Raymund – 420,000 stock options or MVSSARs; Upton – 20,635 stock options or MVSSARs.

(3)

The amount represents Mr. Raymund’s compensation as a part-time, non-executive employee and consists of an annual salary of $100,000, an equity grant of 1,980 RSUs ($80,012 in value) with a per unit grant date fair value and vesting schedule identical to the RSU’s granted to the Company’s independent directors as described in Note 1 above, contributions by the Company to his 401(k) Savings Plan, and allocation for office space and a percentage of his administrative assistant of $69,087 for providing services to Mr. Raymund.

(4)	4,702 RSUs ($190,008 in value) vest equally over three years on each grant date anniversary. 2,351 RSUs ($95,004 in value) vest on the first grant date anniversary.
(5)	Mr. Williams retired effective June 2, 2010.

INDEPENDENT ACCOUNTING FIRM

AND AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

Audit Committee Role

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee meets with management, the Vice President, Internal Audit, and the independent accounting firm to facilitate communication. The Audit Committee has the authority and available funding to investigate any matters within the scope of its responsibilities and to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee appoints the Company’s independent accounting firm and pre-approves all audit and non-audit services to be performed by the independent accounting firm.

In this context, the Audit Committee has discussed with the Company’s independent accounting firm the overall scope and plans for the independent audit. The Audit Committee reviewed and discussed the audited financial statements with management. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Discussions about the Company’s audited financial statements included the independent accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent accounting firm other matters required by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication with Those Charged With Governance. Management’s report and the independent accounting firm’s report and attestation on internal controls over financial statements pursuant to Section 404 of the Sarbanes-Oxley Act were reviewed and discussed by the Audit Committee with management and the independent accounting firm. In addition to discussing key risk areas throughout the year, management, internal audit, and/or the independent accounting firm also made presentations to the Audit Committee on specific topics of interest including risk governance, the Company’s ethics and compliance program, working capital management, foreign currency hedging, and acquisition and joint venture accounting.

Independence of Accounting Firm

The Company’s independent accounting firm provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the PCAOB, and the Committee discussed the independent accounting firm’s independence with management and the independent accounting firm. In addition, the Committee considered whether the non-audit services provided by the independent accounting firm could impair its independence and concluded that such services would not.

Recommendation

Based on: (i) the Audit Committee’s discussion with management and the independent accounting firm; (ii) the Audit Committee’s review of the representations of management; and (iii) the report of the independent accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 (the “Fiscal 2011 10-K”) filed with the SEC.

AUDIT COMMITTEE

Charles E. Adair, Chair

Maximilian Ardelt

Harry J. Harczak, Jr.

Savio W. Tung

The report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act (together, “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered certified public accounting firm (“independent accounting firm”) for the fiscal year ending January 31, 2012. In selecting the independent accounting firm, the Audit Committee considers the firm’s independence; the quality, responsiveness, and expertise of the engagement team; the firm’s experience, leadership, structure, and compliance and ethics programs; the record of the firm in regulatory, litigation, and accounting matters; the firm’s financial strength; the performance on prior audits and engagements; and the appropriateness of the fees charged. Ernst & Young has been engaged as the Company’s independent accounting firm beginning with the fiscal year ended January 31, 2001. The global coordinating partner was changed in fiscal 2011 in accordance with the SEC’s partner rotation rules, and the local engagement partner was changed in fiscal 2007.

The Audit Committee has decided to submit its selection of Ernst & Young as our independent accounting firm to our shareholders for ratification as a matter of good corporate practice, although this is not required in our Bylaws or otherwise. If the selection of Ernst & Young is not ratified, it will be considered a direction for the Audit Committee to review its future selection of our independent accounting firm. The Audit Committee retains the discretion to select a different independent accounting firm if it determines that such a change would be in the best interest of the Company and our shareholders.

Representatives of Ernst & Young attended all meetings of the Audit Committee in fiscal 2011. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the accounting firm’s independence. To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent accounting firm. We have not obtained any prohibited services from Ernst & Young. For additional information and details concerning the Audit Committee and its activities with Ernst & Young, see REPORT OF THE AUDIT COMMITTEE.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

Independent Accounting Firm Fees

The following table shows the fees that the Company paid or accrued for the audit and other services provided by Ernst & Young for fiscal years ended January 31, 2011 and 2010:

	2011	2010
Audit fees(1)	$4,126,000	$3,728,000
Audit-related fees(2)	778,000	225,000
Tax fees(3)	695,000	305,000

Total	$5,599,000	$4,258,000

(1)

Audit Fees—This category includes the audit of the Company’s annual financial statements included in the Company’s Annual Reports on Form 10-K, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, review and attestation of internal control over financial reporting and services that are normally provided by independent accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, and the preparation of written correspondence on internal control matters.
(2)

Audit-Related Fees—This category consists of assurance and related services rendered by Ernst & Young that are not reported under “Audit Fees.” The services for fees disclosed under this category principally include due diligence in connection with contemplated acquisitions, accounting consultations, and attest services.

(3)	Tax Fees—This category consists of professional services rendered by Ernst & Young for tax return preparation, tax compliance, tax advice, and tax audit assistance.

Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings, capped at a value of $500,000, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2011, all services were approved by the Audit Committee in accordance with this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2012.

COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee met with management to discuss its compensation philosophy, policies, and practices generally, as well as its specific determinations. The Compensation Committee has reviewed the COMPENSATION DISCUSSION AND ANALYSIS section and has discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the COMPENSATION DISCUSSION AND ANALYSIS section be included in the Company’s Fiscal 2011 10-K and Proxy Statement.

COMPENSATION COMMITTEE

Kathleen Misunas, Chair

Thomas I. Morgan

David M. Upton

The report of the Compensation Committee shall not be deemed incorporated by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of the Company’s executive compensation program and discuss and analyze the fiscal 2011 compensation decisions for our Named Executive Officers (“NEOs”):

•	Robert M. Dutkowsky – Chief Executive Officer

•	Jeffery P. Howells – Executive Vice President and Chief Financial Officer

•	Néstor Cano – President, Europe

•	Murray Wright – President, the Americas

•	Joseph B. Trepani – Senior Vice President and Corporate Controller

The Company’s fiscal year is from February 1 through January 31, and therefore this report covers the time period from February 1, 2010 through January 31, 2011.

Executive Summary

The Company delivered strong performance and shareholder value in fiscal 2011, including record sales, record net income, and record earnings per share. Net sales for fiscal 2011 were $24.4 billion, an increase of 10.3% from $22.1 billion for fiscal 2010. This increase in sales was coupled with an increase in profitability. For fiscal 2011, our operating income was $334 million, or 1.37% of net sales, compared with operating income of $259.5 million, or 1.17% of net sales, in the prior fiscal year. Net income attributable to the Company’s shareholders was $214.2 million, or $4.36 per diluted share for fiscal 2011 compared to $180.2 million, or $3.54 per diluted share for fiscal 2010. The Company believes that its compensation program and philosophy play an important role in our ability to deliver such results.

Quality leadership, long-term value, achievement of financial results versus plan, and responsible cost management provide the core of our compensation program and philosophy. Even though our industry, the stock market and the economy may fluctuate, we seek to reward effective leadership in a consistent manner for the long-term financial success of the Company. The Company’s compensation program is designed to attract and retain quality leaders with an emphasis on long-term performance. We recognize that a sound compensation program is one of the basic elements enabling us to retain strong leadership and that having the right leadership can directly and significantly enhance shareholder value. Our compensation program also reflects our history of keeping firm control of our costs. Although we are a Fortune 200 company based on our sales, we have very narrow profit margins. We closely monitor our selling, general, and administrative expenses (“SG&A”), which includes compensation expense. In our environment, compensation must be reasonable and controlled with a target near the median market rate for executive compensation in our peer group.

Our compensation program has three fundamental elements that seek to balance the various aspects of an executive’s responsibilities: (1) base salary for day-to-day responsibilities, (2) an annual cash incentive bonus (“bonus”) opportunity for short-term returns directly linked to specified Company and regional performance measures, and (3) equity awards for aligning the executive’s focus with shareholder value and the longer-term future performance of the Company. In this section, we use the term “targeted total cash compensation” to refer to base salary plus bonus (at a presumed target 100% payout) and we use the term “targeted total direct compensation” to refer to targeted total cash compensation plus equity awards.

Pay-for-performance is critical to the Company and is reflected in our selection of the performance measures for annual bonus awards and in our consistent use of those performance measures. Since fiscal 2009, the Company has used the following performance measures for our executive officer bonuses: earnings per share (“EPS”), return on capital employed (“ROCE”), and regional profitability (operating income for the Americas and contribution margin for Europe) measured in dollars or euros and as a percentage of sales. We believe that these performance measures correctly focus attention and effort on metrics that best drive Company performance and deliver shareholder value. Although constantly analyzing various market approaches, the Compensation Committee has concluded that consistently applying the same performance measures fosters a culture in which the importance of these measures is appropriately valued, clearly understood and disseminated throughout the organization.

In addition to continuing to implement the overall compensation program that has driven success in the past, the Company made the following key compensation decisions for fiscal 2011:

•

No salary increases.    There were no salary increases for the NEOs, except for Mr. Wright, who received an increase in connection with his promotion from Senior Vice President, Sales to President, the Americas and Mr. Trepani, who received a common merit increase (“CMI”) of 4.1%.

•

Bonus acceleration/deceleration table.    In fiscal 2010, the Company dealt with the significant economic turmoil by, among other things, shifting the bonus acceleration/deceleration table. These changes were eliminated for fiscal 2011, and the Company returned to the acceleration/deceleration practice pursuant to which 100% achievement of the performance targets equals 100% payout.

•

Increase in equity awards.    The amount of equity awarded as a percentage of targeted total cash compensation was increased for Mr. Dutkowsky to 110% (from 100% in fiscal 2009, and 75% in fiscal 2010) and for Mr. Cano and Mr. Howells to 55% (from 45% in fiscal 2010). Mr. Wright also received an increase in his equity award to 55% (from 25% in fiscal 2010) in connection with his promotion. These increases were made to move the NEO’s targeted total direct compensation closer to our peer group median.

Key Goals and Elements of Compensation

The following table describes the alignment of our compensation program’s goals with its key elements, and explains the rationale and philosophy underlying those goals and elements:

Goal	Element of Compensation	Rationale/ Philosophy
Attract quality leaders.	Base salary, bonus, equity awards.	The leaders of the Company guide the strategies and direct the Company’s assets (people, physical assets, business relationships and capital) to achieve both short-term and long-term success. A solid compensation package is necessary to compete in the market for quality leaders.
Retain leaders that drive performance to achieve long-term shareholder value.	Equity awards.	Equity awards are made pursuant to the terms of the 2009 Equity Plan approved by our shareholders. We seek to provide an appropriate link between compensation and the creation of long-term shareholder value. The type and size of equity awards and the layered vesting schedules are intended to provide incentives to enhance long-term Company performance, as reflected in stock price appreciation. This element of compensation aligns executive motivation with shareholder interests and is also considered to be our best retention tool.

Goal	Element of Compensation	Rationale/ Philosophy
Demonstrate responsible cost management.	Base salary, bonus, equity awards.	Our Company operates on a very low cost model. Compensation awarded must be consistent with this approach. Salary and bonus are targeted to the median of our peer group. Adjustments to our compensation levels are based upon the Company’s anticipated operating plan. The type and size of equity awarded is influenced by associated costs to the Company in relation to the operating plan.
Create targets and measures for the individual that are challenging and that will drive performance to achieve short-term goals.	Bonus.	Performance-based pay aligns the interests of our executives with our short-term performance goals. We decide annual bonuses pursuant to the Company’s Incentive Bonus Plan approved by our shareholders. Pay that is performance-based motivates and rewards individual efforts tied to the overall success of the Company. Pay is linked directly to performance by carefully chosen performance measures that result in pay that varies in concert with overachievement or underachievement.

In addition to our core elements of base salary, bonus, and equity awards, our compensation program includes other standard benefits that are generally available to employees, such as medical and dental insurance, life insurance, and a 401(k) Savings Plan. The Company has a deferred compensation plan available to all senior management employees in the United States. NEOs are offered participation in a modest Tech Data Corporation Executive Choice Plan (“Executive Choice Plan”) designed to reimburse our executives for perquisites such as tax and estate counseling, insurance premiums, personal and professional development expenses, and club memberships. The total reimbursement is capped between $10,000 and $20,000, depending on the participant’s position. The Executive Choice Plan does not have a tax reimbursement or “gross up” feature.

The Company has the Tech Data Corporation Executive Severance Plan (“Severance Plan”) that provides benefits to senior executives in the event of a Company-initiated, non-misconduct separation from the Company. The Severance Plan assists in attracting talent and minimizing distraction by providing some security for both the Company and the executive through a transition period in the event the employment relationship is not successful.

Consistent with our cost-sensitive approach to compensation, we do not maintain supplemental or other non-qualified pension plans for the NEOs. Our NEOs do not participate in any plans for retirement other than the 401(k) Savings Plan and the Tech Data Corporation Deferred Compensation Plan (“Deferred Compensation Plan”), nor do we provide post-retirement medical or life benefits.

Oversight of the Compensation Program and Participants in Setting Compensation

The Company’s executive compensation program is administered and overseen by the Compensation Committee of the Board with assistance from the CEO and other officers, as appropriate, as outlined below. An independent compensation consultant is selected, retained by, and reports directly to the Compensation Committee to assist the Committee with its duties.

Compensation amounts, measures, and criteria are determined using a combination of peer group data, considerations of various combinations of compensation and historical compensation data provided to and discussed among the Committee, the independent compensation consultant and senior management. In addition, the Committee evaluates legal perspectives from outside counsel, considers rating agency opinions, investor published compensation policies, compensation policies published by proxy voting advisory firms, and coordinates with the other committees of the Board to identify, evaluate and address potential compensation risks, if any, and to ensure valid accounting treatment that is consistent with corporate policies. The Committee also reviews and considers other Company programs, such as succession planning and performance evaluations, in connection with the setting of compensation policies. Typically, much of the decision making for the year is done to coincide with the March meetings of the Compensation Committee and Board, at which base salaries, bonus targets and equity awards are determined.

Role of Consultants—The Compensation Committee selects and engages a compensation consultant and authorizes their work. Reports and advice from the consultant may be requested by and are shared between the Committee, the Board, and management. Although there is no written policy, the Company agrees with the philosophy of maintaining the independence of the compensation consultant and this is reflected in our practice. Our compensation consultant does not provide any services directly to the Company. Exequity LLP was the consultant for fiscal 2011.

Selection of Peer Group—The Compensation Committee selects the companies in the peer group used for compensation comparison purposes with guidance from the independent compensation consultant and input and discussion with management. There is ongoing discussion about whether the mix of companies in the peer group produces a valid competitive analysis relative to our talent requirements. The peer group is chosen annually by considering our competitors, the IT industry, other distributors, companies with circumstances similar to ours (such as income percentages, low operating margins, and global operations), and companies with whom we compete for employee talent. The peer group selected for fiscal 2011 consisted of two subgroups. First, there was a subgroup of 23 companies with financial and operational characteristics (e.g., income percentages, low operating margins and global operations) similar to our Company or that otherwise operate within the IT industry (the “Similar Companies Peer Group”). This first subgroup consisted of the following companies:

Anixter International Inc.	Nash Finch Company
Arrow Electronics, Inc.	Office Depot, Inc.
AutoNation, Inc.	Rite Aid Corporation
Avnet, Inc.	Safeway Inc.
Best Buy Co., Inc.	Staples, Inc.
Brightpoint, Inc.	Supervalu Inc.
Bell Microproducts Inc.	Synnex Corporation
CVS Caremark Corporation	Sysco Corporation
Core-Mark Holding Company, Inc.	United Stationers Inc.
Genuine Parts Company	Wesco International, Inc.
Ingram Micro Inc.	W.W. Grainger, Inc.
Insight Enterprises, Inc.

Based on publicly available information, revenue for this subgroup of companies ranged from $2.95 billion to $98.73 billion, with the 50th percentile at $10.76 billion. Operating margins ranged from -2.00% to 10.69%, with the 50th percentile at 2.63%.

Second, there was a broader subgroup of 222 companies that are within the Company’s General Industry as defined by Equilar’s OfficerInsight database (the “Industry Peer Group”). Based on publicly available information, these companies had revenues of between $10 billion and $50 billion, with median revenues of $16 billion. Information about the compensation practices for these subgroups, separately and combined, was prepared by the Compensation Committee’s independent compensation consultant and considered by management and the Committee. In this section we use the term “peer group” to refer to the combination of these two subgroups, and compensation comparisons to this combined group are calculated using the simple average of the compensation from each of the two subgroups. The Company and the Committee believe it is important to consider data about both of these peer subgroups. The Similar Companies Peer Group provides information about companies that are similarly situated to Tech Data, whereas the Industry Peer Group also includes companies that may have different characteristics (such as higher profit margins) but nonetheless compete with the Company for the same employee talent pool.

Role of Management—Typically, our CEO, Chief Financial Officer (“CFO”) and human resources senior officers analyze the information provided by the independent compensation consultant in light of the Company’s financial and operational circumstances. We do not try to mirror any other particular company’s compensation practices, and we generally do not directly target our compensation levels for a given position against the compensation provided by any other particular member in our peer group for that same position. However, consideration is given to certain aspects of other companies’ data, depending on which areas are pertinent to our position as a distributor with narrow margins and our geographic locations. Similarly, for each executive position, market data is evaluated for relevant comparisons such as the importance of the role of each executive to the Company’s business model, the expected contribution of the executive in light of the responsibilities inherent in his or her position, and the risks inherent in our operating plan. In addition to market data, other factors are considered, such as the Company’s annual operating plan, targeted earnings, internal pay equity, overall financial performance, the Company’s ability to absorb increases in compensation, and regional performance. This analysis results in recommendations presented to and discussed with the Compensation Committee.

Role of Compensation Committee—The Compensation Committee, comprised entirely of independent directors, reviews the market data provided its compensation consultant and evaluates management’s recommendations. The Committee makes compensation decisions, determines the amount and terms and conditions of equity incentive awards, and sets the bonus targets for the executive officers. The compensation package for the CEO is recommended by the Committee to the independent members of the Board. The key goals of the compensation program are balanced with the market data and the Company’s financial planning and expectations to determine the final compensation for each executive. The Committee sets policies and gives direction to management on all aspects of the executive compensation program.

Philosophy and Practice

Total Compensation Relative to Market—The total compensation for our NEOs is designed to provide competitive compensation relative to median compensation of the companies in our peer group. It is our practice to set compensation that directly correlates with how the Company has performed within our channel and as compared to the peer group. Because the data available on the peer group is reported for the prior year, the Compensation Committee uses an assumed market increase recommended by our independent compensation consultant in evaluating that data and setting our compensation for the upcoming year.

Our compensation consultant during the time compensation was set for fiscal 2011, Exequity LLP, provided market data about industry competitors, using the selected peer group.

Consistent with our philosophy of setting targeted total direct compensation near the 50th percentile for our peer group, the Compensation Committee was provided with a competitive pay analysis comparing our NEOs’ targeted total cash, equity and combined compensation in fiscal 2010 to the 50th percentile of our peer group companies.

Balance of Elements—Overall, the compensation program balances incentives to perform and achieve value, with competitive pay taking into account our low margin environment. The Compensation Committee views all the elements of compensation to set the total compensation for each NEO. The Committee believes the balance between elements should vary for each NEO to emphasize the differences in their roles in the Company, and should be a realistic reflection of the market while at the same time considering internal pay equity. Each element has different goals associated with it that are all balanced in such a way as to enable achievement of all the goals of the compensation program.

The base salary and bonus are considered together to set a fair cash compensation level for attracting quality leaders and driving annual performance. The combination of salary and bonus is viewed as necessary to be competitive in the market and to bring targeted total cash compensation to mid-market levels. The performance measures and the specific performance targets for the bonus are carefully chosen. These are then balanced by the acceleration and deceleration table attributed to each measure. All performance measures are directly tied to our annual operating plan, reflecting our pay-for-performance philosophy and cost-conscious approach.

In order for targeted total direct compensation to be competitive, the equity granted needs to provide additional realizable value. The Committee balances the targeted equity grant with the targeted total cash compensation to motivate each NEO to achieve both long-term and short-term objectives. The CEO’s allocation is to ensure an equal or near-equal balance between short-term performance and long-term shareholder value. The next tier of executives is more heavily weighted toward the annual business goals, but with a reasonable amount tied to long-term shareholder value. Multi-year vesting also adds weight to the long-term value aspect of the equity grants. These allocations are also consistent with the market information the Committee reviews from the compensation consultant. The Company makes equity grants pursuant to the 2009 Equity Plan.

Base Salary—The Compensation Committee focuses on setting an adequate base salary that, when combined with the bonus, will attract and retain its NEOs and act as a barrier for a competitor to easily draw these key employees away from the Company. The Company’s strong consideration for controlling costs is achieved partially by its philosophy of setting compensation targets in the middle range of its peers, so the benchmarking target is typically viewed as the 50th percentile.

Variable/At-Risk Compensation—The variable/at-risk compensation for the Company’s NEOs consists of an annual cash incentive bonus. The target bonus amount for each NEO is based on a percentage of base salary depending on the level of the NEO. Payment of the bonus is conditioned on achievement of performance targets for specified performance measures for each NEO. The target bonus amount is subject to acceleration or deceleration depending on the level of over- or under-achievement. The Compensation Committee believes that the bonus payment should provide upside and downside potential to reflect an appropriate amount at risk, balanced against a target that is challenging to achieve, in order to drive and reward short-term superior participation and performance. Consistent with our pay-for-performance philosophy, the performance targets and the acceleration/deceleration table are directly tied to the Company’s financial results in relation to its Board-approved annual operating plan for the fiscal year. Achievement is not considered an entitlement, but must be the result of hard work that stretches the normal effort, and must demonstrate success vis-à-vis the established targets. It is the Company’s practice to set target bonus percentages, performance targets and the acceleration/deceleration table for the coming year at its March Board meeting that follows the end of our fiscal year. For fiscal 2011, for example, this was done at the March 2010 Board meeting. This setting process does not consider actual pay-out attainment in prior years. At the same March Board meeting, the Company decides if the performance targets were achieved for the just-completed fiscal year, and the extent to which there was over- or under-achievement for purposes of the acceleration/deceleration table. Performance targets and measurement of achievement are calculated using non-GAAP measures with carefully discussed exclusions for unusual or one time occurrences, such as share repurchases, dispositions or restructuring charges.

The performance measures for which performance targets are set include both corporate and regional metrics that are approved by the Committee from a listing in the Incentive Bonus Plan. The performance measures used for our NEOs are EPS, ROCE, regional profitability measured in dollars or euros, and regional profitability as a percentage of sales. The Company believes that these metrics are the best measure of performance and the best driver of shareholder value. For each NEO, a combination and weighting of these performance measures is chosen based on the span of the NEO’s control and the relationship of that control to the performance measures. The combination and weighting of performance measures for our NEOs has been the same since fiscal 2009. The Company believes that this consistency is an important factor in creating a culture with a shared understanding of the drivers of corporate performance and shareholder value. For fiscal 2011, the target bonus amount, identification and weighting of performance measures, and acceleration/deceleration table information are set forth below in Determination of Compensation for Fiscal 2011.

Long-Term Incentives—The Compensation Committee grants equity incentives to our NEOs under the shareholder-approved 2009 Equity Plan. Equity incentives are designed to create a mutuality of interest with shareholders by motivating executives to manage the Company’s business so that the shareholders’ investment will grow in value over time. The equity incentives also incentivize employees to remain with the Company by spreading the vesting of the grant over several years. This retention function is critical because the Company does not maintain a defined benefit pension plan or provide other post-retirement medical or life benefits for NEOs due to their costs.

Equity incentives are granted at the fair market value on the date of grant and are typically granted annually at our March Board and Committee meetings. The Committee may, however, also make grants at any regularly scheduled Committee meeting during the year as it determines necessary to enhance retention, motivate our NEOs, reward exceptional performance, or otherwise address unusual circumstances. Grants for new hires and promotions are made at the regularly scheduled quarterly Committee meeting following the hire or promotion. The grant date is always a regularly scheduled Committee meeting.

The decision of what type of equity to grant and the value of the grant is based upon an evaluation of the Company’s overall financial performance for the year, the desirability of long-term service from the executive officer, the perceived value to the executive, the dilutive effect to the shareholders, the effect of the accounting rules on expensing the grant, and the number of equity incentive awards issued to other executive officers in the Company with approximately the same responsibility as the executive officer at issue. The amount of equity granted takes into consideration what the annual operating plan indicates the Company can afford and the value the Company desires to deliver to the executive. The value of the annual equity incentive grant is typically set as a percentage of targeted total cash compensation.

The Company has used a variety of equity award vehicles over the years depending on the circumstances. The Company has issued traditional stock options with multi-year vesting that are still outstanding and exercisable. And in 2005, in response to changes in accounting rules requiring the expensing of options for financial reporting purposes, the Company also started granting maximum value stock-settled stock appreciation rights (“MVSSARs”), or maximum value options. MVSSARs provide executives with the opportunity to benefit from the increase in our stock price from the date of grant to the date of exercise, but place a ceiling of $20 per share on the total gain that can be realized. The value cap significantly reduces the expense to the Company and allows a consistent calculation of the expense. The stock appreciation right that is part of the MVSSARs reduces the dilutive impact of the grants. The Company also issues Restricted Stock Units (“RSUs”). The number of RSUs granted is lower than the number of options, resulting in less dilution to the shareholders. In times of macroeconomic uncertainty, RSUs provide a retention value superior to MVSSARs or traditional stock option grants. The Committee has granted RSUs vesting based on performance, time, or a combination of these factors.

Stock Ownership Guidelines—In March 2005, the Compensation Committee approved stock ownership guidelines for certain key executive officers, including our NEOs and our directors. The executive officers are required to accumulate shares of Company stock, through owned shares, retention of stock awards, or vested 401(k) Savings Plan shares, equal in value to a multiple of their base salary. As of fiscal 2011 year end, the target accumulations were two times base salary for Mr. Dutkowsky; one times base salary for Mr. Howells, Mr. Cano and Mr. Wright; and 0.5 times base salary for Mr. Trepani. There is no specified time within which the defined share ownership must be attained; however, until the ownership target is met, these executive officers are required to retain 50% of all of the net shares generated, after tax, for any exercise of equity incentive grants issued on or after March 31, 2005.

IRS Code Section 162(m)—Section 162(m) of the Internal Revenue Code imposes a limitation on the amount of compensation paid to each covered executive that can be deducted by the Company for federal income tax purposes. Compensation paid in excess of $1 million is not deductible unless it meets criteria for exemption from the deduction limitation. Certain types of performance-based compensation are excluded from the limitations of Section 162(m). In structuring the overall compensation paid to the NEOs, the Compensation Committee considers the deduction limitation imposed by Section 162(m). In some circumstances a portion of compensation may not be deductible, but the Committee desires to minimize this result whenever possible.

Determination of Compensation for Fiscal 2011

Information Considered—In determining compensation for fiscal 2011, the Compensation Committee considered market dynamics, business objectives, its annual operating plan, and market data provided by Exequity LLP regarding executives from our peer group. Comparative data at the 50th percentile and a breakdown of compensation from certain executives from the peer group companies were presented. The individual performance rating of each of our NEOs, along with a history of the compensation awarded to each NEO, was given to the Committee to aid their decisions.

Areas of Focus—There were two areas of focus for fiscal 2011. First, the Company eliminated the temporary changes it had made to its compensation program to deal with the economic crisis of fiscal 2010. In fiscal 2010, the Company dealt with that crisis by, among other things, shifting the acceleration/deceleration table applied to bonus payouts. These changes were not continued for fiscal 2011, so for fiscal 2011, 100% achievement of performance targets again results in 100% bonus payout. In addition, the 401(k) Savings Plan match, which was eliminated in fiscal 2010, was reinstated for all eligible employees, including the NEOs, in fiscal 2011.

The second focus area for fiscal 2011 was consistency in the use of performance measures. The Company has maintained the same performance measures for NEO bonuses since fiscal 2009 and believes these performance measures are important drivers of Company performance and shareholder value. In order to align goals and maintain a cohesive team, all the NEOs, along with other top executives, had the performance measures of EPS and ROCE. These particular measures reflect the metrics that would most positively affect shareholder value through shorter-term goals and were measurable. EPS and ROCE were the only measures for our NEOs with global responsibility. For our NEO’s with primarily regional responsibilities—our President, Europe and President, the Americas—ROCE is calculated for their respective regions instead of globally. Our President, Europe and President, the Americas also have two additional performance measures: regional profitability measured in dollars or euros and regional profitability as a percentage of sales. The Compensation Committee believes the measures of profitability as a percentage of sales and ROCE provides motivation to concentrate on achieving profitable revenue for the Company and its shareholders. These approaches align the measures with the Company strategy of focusing on profitable vendor and customer relationships and with the compensation philosophy of setting goals that are challenging to achieve.

Base Salary—For the compensation period reported in the SUMMARY COMPENSATION TABLE, base salary did not increase for our NEOs, except that Mr. Wright received an increase in base compensation in connection with his promotion from Senior Vice President, Sales to President, the Americas, and Mr. Trepani received a 4.1% CMI. This decision was based upon market dynamics, the Company’s financial position, and a decision to increase the amount of equity awards as a percentage of targeted total direct compensation.

Bonus—Target bonus amounts are set as a percentage of base salary depending on the level of the NEO. The percentages did not change in fiscal 2011. The following table shows the percentage of base salary the targeted bonus amount represents at 100% achievement of performance targets:

TARGET BONUS AS PERCENTAGE OF BASE SALARY AT 100% ACHIEVEMENT

Dutkowsky	100%
Howells	70%
Cano	85%
Wright	60%
Trepani	50%

The selected performance measures and weightings are below and are unchanged for fiscal 2011:

WEIGHTING OF PERFORMANCE MEASURES

Name	EPS	ROCE		Regional profitability measured in $/€	Regional profitability as % of sales
Dutkowsky	75%	25% (Worldwide	)
Howells	75%	25% (Worldwide)
Cano	25%	25% (Europe)		25%	25%
Wright	25%	25% (Americas)		25%	25%
Trepani	75%	25% (Worldwide)

Actual payout for achievement of the performance measures is determined based on a deceleration and acceleration table that recognizes the level of overachievement or underachievement of the performance target in respect of each performance measure. These performance measures are all at-risk. For each performance measure, if the target is achieved then there is a 100% bonus payout. If the target is underachieved by a set percentage, then there is no bonus paid for that measure. If the target is overachieved up to a set amount, the payout is accelerated up to a maximum of 200%. For fiscal 2011, the deceleration and acceleration ranges set for cash incentive compensation are:

DECELERATION & ACCELERATION OF CASH INCENTIVE BONUS PAYMENTS

Performance Measure	No payout if performance target is underachieved by:	Payout at 200% (maximum) if performance target is overachieved by:
EPS	50%	15%
Worldwide ROCE	50%	15%
Americas operating income in $	50%	15%
Americas operating income as %	50%	15%
Americas ROCE	50%	15%
Europe contribution margin in €	50%	15%
Europe contribution margin as %	50%	15%
European ROCE	50%	15%

The total bonus amounts paid for fiscal 2011 are stated in the SUMMARY COMPENSATION TABLE. The achievement levels were certified by the Compensation Committee in March 2011. The targets were overachieved in a range of 110% to 123% and therefore resulted in payout acceleration of at or near the 200% maximum for most performance measures.

Equity Incentive Awards—In March 2010, the Compensation Committee awarded equity incentives solely in the form of RSUs for fiscal 2011. RSUs were chosen due to certain attractive qualities: creating less dilutive effect on shareholders, providing a straightforward accounting treatment, and being perceived as having a greater value to employees when the Company’s growth rate is slowed by macro-economic factors. All RSUs granted in fiscal 2011 are time based with a three-year vesting schedule: 25% vest on the first grant date anniversary, 25% vest on the second grant date anniversary, and the remaining 50% vest on the third grant date anniversary. The time-based vesting element met the Committee’s desire to enable executives to focus on long-term goals and to motivate retention. In addition, the 50% vest in year 3 provides extra retention incentive beyond that of simple pro-rata vesting.

The size of each individual NEO grant was determined by the Committee based upon the effectiveness of each NEO’s performance in the prior year, as well as an analysis of targeted total cash and direct compensation compared to the competitive market. In fiscal 2010, Mr. Dutkowsky requested, and the Board approved, a reduction in his approved equity grant value from 100% of targeted total cash compensation to 75% as a result of the severe economic environment. For fiscal 2011, the Committee recommended, and the Board approved, an increase in Mr. Dutkowsky’s equity grant value to 110% of targeted total cash compensation. In addition, the Committee increased the equity grant values for Mr. Howells, Mr. Cano and Mr. Wright’s promoted position from 45% to 55% of targeted total cash compensation. These increases were made to bring the targeted total direct compensation for these executives closer to the targeted total direct compensation for the 50th percentile of the Company’s peer group. The grant date value of the equity grants for each NEO as a percentage of targeted total cash compensation is shown in the following table:

EQUITY GRANT VALUE AS A PERCENTAGE OF TARGETED TOTAL CASH COMPENSATION

Dutkowsky	110%
Howells	55%
Cano	55%
Wright	55%
Trepani	35%

CEO Compensation—The Compensation Committee reviews CEO compensation and provides a recommendation to the independent members of the Board for approval in executive session outside of the presence of the CEO. Mr. Dutkowsky did not receive a base salary increase for fiscal 2011. Based upon the information provided by Exequity LLP, Mr. Dutkowsky’s base salary in March 2010 was 91.8% of the market median for the peer group; targeted total cash compensation was 80.6% of the market median; and targeted total direct compensation was 62.1% of market median. Beginning with the 2009 fiscal year, there have been no terms of Mr. Dutkowsky’s Employment Agreement effective October 2, 2006 (“Employment Agreement”) applicable to the cash incentive bonus determination or dictating the type and size of equity grants. Mr. Dutkowsky’s bonus performance measures, weightings, and deceleration/acceleration schedule were set in concert with the other NEOs. The Committee granted Mr. Dutkowsky the same type of annual equity grant—RSUs—with three-year vesting as was granted to the other NEOs. The Board increased Mr. Dutkowsky’s equity grant to 110% of targeted total cash compensation to bring Mr. Dutkowsky’s targeted total direct compensation closer to the peer group median.

A summary of the most significant continuing provisions of Mr. Dutkowsky’s Employment Agreement include: the right to be nominated for election as a member of the Company’s Board of Directors, the right to reject compensation that would trigger Internal Revenue Code Section 280G excise tax, an obligation of confidentiality and not to compete owed to the Company, setting the severance plan benefits period at 24 months, a definition of what constitutes “gross misconduct,” and a right to severance for a good cause termination by Mr. Dutkowsky, including the election to terminate within a 30-day period 6 months following a change in control of the Company. For a more detailed description of Mr. Dutkowsky’s terms of employment, the full Employment Agreement is included as Exhibit 10-AAnn to our October 31, 2006 Form 10-Q filed on December 6, 2006.

Executive Choice Program and Perquisites—The Company provides minimal perquisites and does not consider them to be a significant component of its compensation package. The majority of perquisites are covered by our Executive Choice Plan. Under this plan in fiscal 2011, Mr. Dutkowsky, Mr. Howells, Mr. Cano and Mr. Wright earned total reimbursements of $20,000 each, and Mr. Trepani earned a reimbursement of $15,000.

Severance Plan—The Severance Plan provides our NEOs with base salary and a pro-rata portion of certain incentive compensation over a specified period if the Company terminates the NEO’s employment without cause. The severance period is determined based upon the NEO’s position held at termination and years of service to the Company. Based on their current positions and years of service, the Compensation Committee has set the continuation period for the receipt of base salary in the event of separation for Mr. Cano, and Mr. Howells at 24 months. The severance benefit period for Mr. Trepani and Mr. Wright is currently 21 months. Mr. Dutkowsky’s Employment Agreement sets his severance benefit period for base salary at 24 months. In addition, the Severance Plan provides that a participant who is involuntarily terminated for reasons other than gross misconduct will receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s separation, not to exceed the lesser of actual performance or 100%. Participants severed due to a reduction in force also receive the prorated portion of his or her annual cash incentive that is based on their individual performance. NEO cash incentives were all based on Company performance.

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid to or earned by (i) the CEO, (ii) the CFO, and (iii) each of the three other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year):

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)		(j)
Robert M. Dutkowsky	2011	957,000	1,878,113	2,105,406	0	39,116	(4)	4,979,635
Chief Executive Officer	2010	957,000	1,914,000	947,706	717,750	31,683		4,568,139
	2009	948,461	727,320	1,642,500	0	31,993		3,350,274
Jeffery P. Howells	2011	709,500	974,676	663,397	0	32,185	(5)	2,379,758
Executive Vice President and Chief Financial Officer	2010	709,500	993,300	271,385	271,386	23,090		2,268,661
	2009	703,154	377,454	542,781	0	35,424		1,658,813
Néstor Cano	2011	650,000	1,035,938	661,386	0	167,134	(6)	2,514,458
President, Europe	2010	650,000	1,105,000	270,563	270,561	207,913		2,504,037
	2009	650,000	504,156	541,138	0	269,138		1,964,432
Murray Wright(7)	2011	393,461	460,853	362,969	0	45,972	(8)	1,263,255
President, the Americas
Joseph B. Trepani	2011	375,284	372,875	199,522	0	26,054	(9)	973,735
Senior Vice President and Corporate Controller	2010	365,000	365,000	95,807	95,816	19,576		941,199

Column lettering is consistent with lettering in Item 402(c)(1) of SEC Regulation S-K.

(1)	Includes amounts deferred at the applicable executive’s election under the 401(k) Savings Plan and Deferred Compensation Plan.
(2)

The amounts for each year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See the Fiscal 2011 10-K, Item 8, Note 8- Employee Benefit Plans for Fiscal 2011, Note 11 – Employee Benefit Plans for Fiscal 2010 and Note 12-Employee Benefit Plans for Fiscal 2009, respectively, for the assumptions we used in valuing these RSUs in accordance with ASC Topic 718.

(3)

The amounts for each year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See the Fiscal 2011 10-K, Item 8, Note 8- Employee Benefit Plans for Fiscal 2011, Note 11 – Employee Benefit Plans for Fiscal 2010 and Note 12-Employee Benefit Plans for Fiscal 2009, respectively, for the assumptions we used in valuing these MVSSARs in accordance with ASC Topic 718.

(4)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan, contributions by the Company to Mr. Dutkowsky’s 401(k) Savings Plan ($11,000), event tickets, and family and spousal travel, food and lodging, participant activities, or gifts in connection with business-related events (including $2,931 for tax reimbursement).

(5)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan, contributions by the Company to Mr. Howells’ 401(k) Savings Plan ($10,454), and participant gifts in connection with business-related events (including $631 for tax reimbursement).

(6)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan, $118,054 earned under a currency exchange rate protection arrangement, and $29,080 for use of a Company leased automobile.

(7)

Mr. Wright was promoted to President, the Americas on April 12, 2010. At that time his annual base salary increased to $412,500 and his targeted bonus amount increased to 60% of his annual base salary.

(8)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan, contributions by the Company to Mr. Wright’s 401(k) Savings Plan ($11,173), event tickets, and family and spousal travel, food and lodging, participant activities, or gifts in connection with business-related events (including $3,921 for tax reimbursement).

(9)	This amount is comprised of $15,000 earned pursuant to the Executive Choice Plan and contributions by the Company to Mr. Trepani’s 401(k) Savings Plan ($11,054).

GRANTS OF PLAN BASED AWARDS

The table below sets forth, for each of the NEOs, the grants of awards under the 2009 Equity Plan made during the fiscal year ended January 31, 2011.

Name	Grant Type	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units(1) (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
(a)		(b)	(i)	(j)	(k)	(l)
Dutkowsky	RSU	3/23/2010	46,050	0	0	2,105,406
Howells	RSU	3/23/2010	14,510	0	0	663,397
Cano	RSU	3/23/2010	14,466	0	0	661,386
Wright	RSU	3/23/2010	2,817	0	0	128,793
	RSU	6/2/2010	5,795	0	0	234,176
Trepani	RSU	3/23/2010	4,364	0	0	199,522

Column lettering is consistent with lettering in Item 402(d)(1) of SEC Regulation S-K.

(1)	RSUs granted vest 25% on each of the first and second grant date anniversaries and the remaining 50% vests on the third grant date anniversary.
(2)

The grant date fair value of equity grants is calculated as the number of shares granted multiplied by the following ASC Topic 718 values: March 23, 2010 RSUs: $45.72, June 2, 2010 RSUs : $40.41. The ASC Topic 718 value for RSUs is equal to the last sales price as quoted on the NASDAQ on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth, for each of the NEOs, the outstanding equity awards as of January 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
(a)	(b)	(c)	(e)	(f)	(g)		(h)
Dutkowsky	75,000		36.66	10/2/2016
	150,000	50,000	35.38	3/28/2017
		78,357	21.13	3/23/2019
					25,000	(3)	1,172,750
					5,442	(4)	255,284
					17,019	(3)	798,361
					46,050	(5)	2,160,206
Total	225,000	128,357			93,511		4,386,601
Howells	50,000		43.26	3/20/2012
	50,000		41.08	3/30/2014
	60,000		37.04	3/29/2016
		29,628	21.13	3/23/2019
					3,687	(3)	172,957
					8,262	(3)	387,570
					6,435	(3)	301,866
					14,510	(5)	680,664
Total	160,000	29,628			32,894		1,543,057
Cano	60,000		43.26	3/20/2012
	60,000		41.08	3/30/2014
	70,000		37.06	3/31/2015
	60,000		37.04	3/29/2016
		29,538	21.13	3/23/2019
					3,617	(3)	169,673
					8,237	(3)	386,398
					6,416	(3)	300,975
					14,466	(5)	678,600
Total	250,000	29,538			32,736		1,535,646
Wright		6,756	21.13	3/23/2019
					986	(3)	46,253
					2,261	(3)	106,064
					1,467	(3)	68,817
					2,817	(5)	132,145
					5,795	(5)	271,843
Total	0	6,756			13,326		625,122

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END—(continued)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
(a)	(b)	(c)	(e)	(f)	(g)		(h)
Trepani	20,000		43.26	3/20/2012
	20,000		41.08	3/30/2014
	20,000		37.06	3/31/2015
	20,000		37.04	3/29/2016
		10,461	21.13	3/23/2019
					1,097	(3)	51,460
					2,500	(3)	117,275
					2,272	(3)	106,580
					4,364	(5)	204,715
Total	80,000	10,461			10,233		480,030

Column lettering is consistent with lettering in Item 402(f)(1) of SEC Regulation S-K.

(1)

Represents stock options and MVSSARs granted prior to fiscal 2011; grant price equal to the last sales price as quoted on NASDAQ on the date of grant; vesting occurs in equal annual installments over four years.

(2)	The market value is based upon the last sales price of $46.91 on the last trading day in fiscal 2011.
(3)	Represents RSUs granted in fiscal 2008, 2009, or 2010 which vest in equal annual installments over four years.
(4)	Represents RSUs granted in fiscal 2010, which vest 25% six months after the grant date and in equal annual installments over three years on each grant date anniversary.
(5)	Represents RSUs granted in fiscal 2011, which vest 25% on each of the first and second grant date anniversaries and 50% on the third grant date anniversary.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information with respect to the exercise of stock options, MVSSARs and similar instruments, and vesting of other equity-based awards during the fiscal year ended January 31, 2011:

Name	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Dutkowsky(3)	26,119	522,380	22,561	944,845
Howells(4)	9,875	197,500	13,101	545,877
Cano(5)	9,845	196,900	13,937	580,508
Wright(6)	2,251	45,020	3,967	165,384
Trepani(7)	3,486	69,720	4,533	188,570

Column lettering is consistent with lettering in Item 402(g)(1) of SEC Regulation S-K.

(1)

MVSSARs are net share settled and the number of shares of common stock issued upon such settlement is determined based on the increase in value of the common stock over the exercise price, less taxes withheld. The number of shares reflected in the table represents the aggregate number of shares received before tax withholding.

(2)	RSUs are net share settled after withholding for taxes.
(3)

All the option awards were MVSSARs, and 8,536 shares of common stock were received upon net settlement. All the stock awards were time-vested RSUs and 14,608 shares of common stock were received upon net settlement.

(4)

All the option awards were MVSSARs and 2,788 shares of common stock were received upon net settlement of the MVSSARs. All the stock awards were time-vested RSUs and 8,638 shares of common stock were received upon net settlement.

(5)

All the option awards were MVSSARs and 2,430 shares of common stock were issued upon exercise. All the stock awards were time-vested RSUs and 7,655 shares of common stock were received upon net settlement.

(6)

All the option awards were MVSSARs and 735 shares of common stock were issued upon exercise. All the stock awards were time-vested RSUs and 2,832 shares of common stock were received upon net settlement.

(7)

All the option awards were MVSSARs and 1,139 shares of common stock were issued upon exercise. All the stock awards were time-vested RSUs and 3,243 shares of common stock were received upon net settlement.

NON-QUALIFIED DEFERRED COMPENSATION PLANS

The Company maintains the Tech Data Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) that provides executives and directors the opportunity to make pre-tax deferrals. Presently, participants may allocate deferrals among 15 different investment alternatives and this allocation can be changed at any time. The rate of return is based on the actual gross performance of these investment alternatives less administrative expenses. Benefits payable under the Deferred Compensation Plan are dependent on and will be paid exclusively from the general assets of the Company. Participants are unsecured general creditors of the Company. Assets have been placed in a Rabbi trust to informally fund the plan. A Rabbi trust is an irrevocable trust designed to provide some assurance to the participants that future benefit obligations will be satisfied. The Deferred Compensation Plan is deemed unfunded, so the participants are taxed when they receive payments from the Deferred Compensation Plan.

The American Jobs Creation Act of 2004 changed the tax rules related to non-qualified deferred compensation plans, which administratively resulted in two separate plan documents, a pre-2005 Plan and a 2005+ Plan. The following table sets forth the contributions, earnings and balances for each NEO under the Company’s Deferred Compensation Plan for the fiscal year ended January 31, 2011 and includes a breakdown of the contributions made into the pre-2005 Plan and the 2005+ Plan.

	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earning in last FY ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(1) ($)	Value of deferrals by Plan ($)
Name						Pre- 2005	2005 +
Dutkowsky	0	0	203,869	0	1,003,412	0	1,003,412
Howells	5,000	0	117,512	304,475	676,806	399,804	277,002
Cano	0	0	0	0	0	0	0
Wright	198,500	0	892	0	410,682	0	410,682
Trepani	192,000	0	57,577	129,557	805,918	539,015	266,903

(1)	None of the earnings reflected in the amounts were reported as compensation in previous years in the Summary Compensation Table.

The pre-2005 Plan and the 2005+ Plan differ primarily in the flexibility of payout options that are detailed in the following table:

	Pre-2005 Plan	2005+ Plan
Basic Distribution Options

• Retirement (the later of termination or reaching age 55 for employees, age 65 for directors) in a lump sum or installments of 5, 10 or 15 annual payments.

• In-service distributions (lump sum) at a specified date at least three calendar years after the initial year of deferral. This election may be modified once, at least 13 months prior to the distribution date.

• Retirement – same as pre-2005 Plan.

• In-service distributions – same as pre-2005 Plan except participant may modify at least 12 months prior to the original payout date as many times as desired; however, such modification delays the distribution at least five years.

Separation of Service	No change from basic provision elected.

In-service payout options default to 13 months following separation from service for prior in-service distribution elections payable after the separation date. The participant has 30 days from the date of separation to elect one of the following:

• Lump sum payment following 13 months.

• Re-defer payment for at least five years following the 13 months in which the payment would normally be received.

Payouts may be deferred as many times as desired for a period of no less than five years from the previous payout date.

Retirement	No change from basic provision elected.	No change from basic provision elected.
Death	Prior to termination of employment with the Company and prior to benefit payments commencing, the beneficiary is entitled to the greater of 2.5 times the participant’s cumulative deferrals or their current account balance. Following termination of employment their beneficiary is entitled to receive the account balance.	Same as pre-2005 Plan.
Change in Control	No change from basic provision elected.	Lump sum payment of vested balance.
Hardship Withdrawals	Allowed upon approval of plan administrator. Amount limited to expenses directly associated with the hardship and all related taxes.	Same as pre-2005 Plan however amount must be determined under regulations issued by the Secretary of the Treasury.
Unscheduled Withdrawals	Allowed with a 10% penalty.	Not allowed.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information given in this section describes the additional or incremental payments that a NEO would receive or specific terms or conditions that would apply in the event of a termination or change in control. We do not include compensation that is unaffected by these events.

Termination/Severance—The Severance Plan provides benefits to our executives in the event of a Company-initiated, non-misconduct separation from the Company. The receipt of benefits under the Severance Plan is conditioned upon a participant executing a separation agreement, general release of claims, confidentiality agreement, and non-compete agreement to be in effect for the length of the severance period for which benefits are received. The Severance Plan establishes a severance period that provides the participant his or her regular base salary compensation for a stated period, based upon position held and years of service. Payments are made in bi-weekly installments along with the Company’s regular payroll payments. Based on their current positions and years of service, the benefit period to receive base salary for each of the NEOs in the event of termination (whether or not related to a change in control) would be as follows: Mr. Dutkowsky, 24 months, based upon the terms of his Employment Agreement; Mr. Cano and Mr. Howells, 24 months; Mr. Trepani and Mr. Wright, 21 months.

A participant who is involuntarily terminated for reasons other than gross misconduct will also receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s termination. The cash incentive is paid at the prorated amount of actual performance, capped at the 100% level with no overachievement being paid. However, if the participant is employed by the Company through the end of the full fiscal year then the 100% cap does not apply because the cash incentive is considered fully earned. In such cases, the participant would be entitled to any applicable overachievement payment. The determination of cash incentives payable to a terminated employee is made at the same time as continuing employees, typically following the end of each fiscal year. Any payment is made in a lump sum at the time all cash incentive awards are paid.

Change in Control—Where a change in control occurs and the NEO was terminated effective at a fiscal year end, the NEO would receive the base salary and prorated cash incentive amounts stated above applicable to a termination under our Severance Plan. There are no plans or agreements to provide the cash incentive in the event of a change in control without termination of employment, except that Mr. Dutkowsky’s Employment Agreement allows him to receive the prorated portion of his cash incentive applicable under the Severance Plan if he is terminated in the thirty day period following six months after a change in control occurs. Equity awards in the event of change in control are covered under our Equity Plans and for Mr. Dutkowsky, in his Employment Agreement. No additional equity is granted, but vesting is accelerated and restrictions and conditions are deemed satisfied for all outstanding grants. In the event the NEO is terminated as a result of the change in control, he will have 90 days to exercise vested equity (including any accelerated vesting). We do not provide any gross-ups to any of our NEO’s for the excise tax on so-called “parachute payments” in connection with a change in control.

The presentation of data in the table below is based on the assumption that the termination or change in control occurred on January 31, 2011, and assumes the highest amount of payout that could be made depending on the circumstances of the termination or change in control.

NEO	Severance period	Salary termination & change in control ($)	Cash Incentive (at lesser of cap or actual performance) ($)	Equity upon Termination	Equity upon change in control
Dutkowsky	24 months	1,914,000	1,878,113	No additional grants.	No additional grants. Vesting accelerates.
Howells	24 months	1,419,000	974,676	No additional grants.	No additional grants. Vesting accelerates.
Cano	24 months	1,300,000	1,035,938	No additional grants.	No additional grants. Vesting accelerates.
Wright	21 months	721,875	460,853	No additional grants.	No additional grants. Vesting accelerates.
Trepani	21 months	665,000	372,875	No additional grants.	No additional grants. Vesting accelerates.

Retirement—Retirement is considered a voluntary separation initiated by the executive and is not covered by the Severance Plan. The Company does not have a specific plan for the retirement of its executives, nor do we provide post-retirement medical or life benefits. Each separate benefit plan describes the impact of retirement on the benefits provided under that plan. For equity awards, an executive who has reached retirement age will have one year to exercise only those awards that have vested at the time of the retirement. Mr. Howells, Mr. Cano and Mr. Trepani meet our retirement age qualification of 65 when adding their current age and completed years of service.

Deferred Compensation—The Deferred Compensation Plan is not automatically terminated by a change in control, and will be continued if the successor entity agrees to continue the Deferred Compensation Plan. For both termination of employment and change in control, see the table in the NON-QUALIFIED DEFERRED COMPENSATION PLANS section above.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company’s compensation policies for all employees, including NEOs, address risk in the same manner. A cap on cash incentive bonuses reduces the risk that disproportionately large bonuses could lead to an undesirable focus on short-term results. The bonus targets are consistent across the Company with different weightings depending on the employee’s role. There are separate performance measures designed to focus on revenue generation, profitability, and ROCE that counterbalance each other and reduce the incentive to focus on just one goal. In establishing cash incentive bonus performance measures, the Compensation Committee evaluates the employees bonused on each measure, the rationale for each measure, the risks and risk level associated with each measure, and risk mitigators for each measure. The Company’s employees do not engage in, and are not compensated for, proprietary trading of financial instruments, derivatives, or otherwise.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Following the voice of our shareholders, the Company has adopted a policy to submit the compensation of our NEOs to our shareholders for an advisory, non-binding, vote on an annual basis. The Company’s Corporate Governance Principles provide:

The Board values the input of shareholders regarding the compensation practices of the Company. Each year, the Board will approve a proxy that gives shareholders the opportunity to vote, on a non-binding, advisory basis, to ratify the compensation of the Company’s named executive officers as shown in the summary compensation table and related notes contained in the proxy.

Similarly, Regulation 14A under the Exchange Act was revised following the recent enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) to require that the Company seek an advisory, non-binding, shareholder vote on the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, as required by SEC rules, we are providing our shareholders with the opportunity to cast an advisory, non-binding, vote on the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

We believe that our compensation policies and procedures align with the long-term interests of our shareholders. The Company’s compensation program is guided by a carefully considered philosophy that total executive compensation should vary based on achievement of defined financial and non-financial goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Compensation Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We recognize that our place in the distribution channel is one with very low margins and our compensation program reflects this business reality. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

We invite you to consider the details provided in the COMPENSATION DISCUSSION AND ANALYSIS, as well as the tables and other information that follow the SUMMARY COMPENSATION TABLE. These will present you with the breadth of the considerations that are taken into account when setting compensation and details of the valuation of the elements of the compensation program as a whole. The Summary Compensation Table and its footnotes allow you to view the trends in compensation and application of our philosophies and practices for the last three years.

Because your vote is advisory, it will not be binding. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY, NON-BINDING, BASIS, FOR APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION FOR THE FISCAL YEAR ENDED JANUARY 31, 2011 AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND OTHER TABULAR INFORMATION AND RELATED NOTES.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY

VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and related SEC Rules also require that the Company seek an advisory, non-binding, shareholder vote on whether our shareholders would prefer advisory compensation votes of the type described in Proposal No. 3 every year, every two years, or every three years. Your proxy or voting instruction card allows you to choose the frequency you prefer. You may also “abstain” from voting on this proposal. As described above in connection with Proposal No. 3, the Company’s Corporate Governance Principles already provide that the Company will seek advisory shareholder votes on named executive officer compensation every year. The Board and the Compensation Committee value the input of shareholders on the Company’s compensation practices, and after careful consideration, believes it is appropriate to continue the practice of an annual advisory vote on executive compensation.

As with Proposal No. 3, your vote is advisory and it will not be binding on the Company. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering the frequency of future shareholder advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY, NON-BINDING, BASIS, FOR FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION TO BE HELD EVERY YEAR.

OTHER MATTERS

Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

SHAREHOLDER COMMUNICATIONS

Shareholders may communicate with members of the Board of Directors by utilizing the Company’s Ethics Reporting Hotline that is available seven days a week, 24 hours a day. You may dial a toll-free number 1-866-TD ETHIC (1-866-833-8442) and at the voice prompt use the toll-free Ethics Reporting Hotline number. You may also access the Hotline by going to www.integrity-helpline.com/TDAM.jsp. All calls and webline reports will be received by an independent, third-party provider, Global Compliance Services. A report will be provided to the General Counsel’s Office who will communicate with the Audit Committee. Shareholders may also send written correspondence to any Board member through the Chairman of the Board, c/o Tech Data Corporation at 5350 Tech Data Drive, Clearwater, Florida 33760 or to the Company at 5350 Tech Data Drive, Clearwater, Florida 33760.

SOLICITATION OF PROXIES

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile, or in person by regular employees of the Company. The Company may also retain Phoenix Advisory Partners to assist in the solicitation of proxies for a fee of approximately $6,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing these proxy materials, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders that want to present a proposal for possible inclusion in the Company’s 2012 Proxy Statement pursuant to the rules of the SEC should send the proposal to:

David R. Vetter, Secretary

Tech Data Corporation

5350 Tech Data Drive

Clearwater, FL 33760

Proposals must be received no later than December 23, 2011 to be eligible for inclusion in the proxy material for the 2012 Annual Meeting of Shareholders.

Shareholders who want to bring a nominee for director or other business before the 2012 Annual Meeting of Shareholders other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with advance notice of shareholder proposals. The Bylaws are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. The shareholder notice must be delivered to and received at the address above no earlier than February 2, 2012 and no later than March 5, 2012. If the date of the annual meeting is moved more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under the SEC rules must be received no later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which notice of the annual meeting was mailed or publicly announced by the Company.

TECH DATA CORPORATION P.O. BOX 6260 CLEARWATER, FL 33758

Internet and telephone voting are available 24 Hours a Day, 7 Days a Week. Your Internet or telephone vote is valid under Florida law and authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy Notice or by following the instructions on the proxy card. You will need the information in the box marked by the arrow contained on your E-Proxy Notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on May 31, 2011.

VOTE BY PHONE - 1-800-690-6903

You may vote by telephone at 1-800-690-6903. You will need the information in the box marked by the arrow contained on your E-Proxy Notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on May 31, 2011.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

A mailed proxy must be received on or before May 31, 2011.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to help us try to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or accessing them by way of the Internet. To sign up for electronic delivery, please follow the instructions above under Vote Your Proxy By Internet and, when prompted, indicate that you agree to receive email delivery or access proxy materials by way of the Internet in future years.

* Note: The cut-off date for voting shares held in the Tech Data Corporation 401(k) Savings Plan is May 28, 2011 at 11:59 p.m. Eastern Daylight Time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M35306-P10546-Z55087	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TECH DATA CORPORATION
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors		For	Against	Abstain
Nominees:
	1a.	Robert M. Dutkowsky	☐	☐	☐
	1b.	Jeffery P. Howells	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain
	1c.	Savio W. Tung	☐	☐	☐	4.	A recommendation by advisory vote on the frequency of holding future advisory shareholder votes on named executive officer compensation.	☐	☐	☐	☐
	1d.	David M. Upton	☐	☐	☐
2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2012.		☐	☐	☐	5.	Such other business as may properly come before the meeting or any adjournment thereof.

3.	Approval of an advisory vote on named executive officer compensation for the fiscal year ended January 31, 2011.		☐	☐	☐	YOUR VOTE IS IMPORTANT TO US, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M35307-P10546-Z55087

PROXY

TECH DATA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 1, 2011.

The undersigned hereby appoints Robert M. Dutkowsky and David R. Vetter as proxy or proxies, with the power of substitution and revocation, and hereby authorizes either or both to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Tech Data Corporation held of record by the undersigned on March 23, 2011, at the Annual Meeting of Shareholders to be held on June 1, 2011 at 3:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof, and further authorizes each proxy to vote in his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof, including for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named above become(s) unable to serve.

If the undersigned has a beneficial interest in shares of Tech Data Corporation Common Stock issued to or held for the account of the undersigned under the Tech Data Corporation 401(k) Savings Plan (the “401(k) Plan”), then the undersigned hereby directs the fiduciary of the 401(k) Plan to vote, as designated on the reverse side, all the shares of Tech Data Corporation common stock in the undersigned’s name and/or account under the 401(k) Plan. Voting instructions with respect to such plan shares must be received by 11:59 p.m. Eastern Daylight Time on May 28, 2011.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE HEREOF BY THE UNDERSIGNED SHAREHOLDER. ANY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side